Exhibit 21.1
SPACE EXPLORATION TECHNOLOGIES CORP.
LIST OF SIGNIFICANT SUBSIDIARIES

Legal Name	Jurisdiction
X Corp.	United States
X.AI LLC	United States
CTC Property LLC	United States
SpaceX Services Inc.	United States